Exhibit 99.1

Perimeter Acquisition Corp. I Announces the Separate Trading of its Ordinary Shares and
Warrants, Commencing on or about June 20, 2025

NEW YORK, June 13, 2025 – Perimeter Acquisition Corp. I (Nasdaq: PMTRU) (the “Company”), a special purpose acquisition company, today announced that, commencing on or about June 20, 2025, holders of the units sold in the Company’s initial public offering completed on May 14, 2025 (the “offering”), may elect to separately trade the ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “PMTR” and “PMTRW,” respectively, and those units not separated will continue to trade under the symbol “PMTRU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2025. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perimeter Acquisition Corp. I

Perimeter Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the defense and national security sectors where its management has extensive investment and operational experience. In addition, the Company expects to evaluate opportunities relating to technology, including opportunities at the convergence of defense, technology, and national security. The Company believes that its management team is positioned to drive ongoing value creation post-business combination and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor and Media Contact

Investor Contact:

Josef Valdman

jvaldman@perimeteracq.com

(512) 200-2533

Media Contact:

Bernardo Soriano

Gregory FCA for Perimeter Acquisition Corp. I

bernardo@gregoryfca.com

(914) 656-3880